EXHIBIT 14.1

Code of Business Conduct and Ethics

1.	Introduction

This Code of Business Conduct and Ethics (the “Code”) is applicable to the employees, officers and directors of Patriot Motorcycle Corporation and all subsidiaries, is referred to as the “Company”). The Company is committed to conducting business with integrity in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations. However, no Code can govern all possible situations. Therefore, those governed by the Code must apply the spirit, as well as the letter, of this Code and request guidance from those identified below in case of any question of interpretation. This Code is subject to review and modification. The form of the Code made available on the website of the Company supersedes any prior expression of policy to the extent of any inconsistency.

2.	Conflicts of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of the Company as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee or an officer or director, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position in the Company. Loans to or guarantees of obligations of such persons are of special concern as conflicts of interest. Service to the Company should never be subordinated to personal gain and advantage.

All conflicts of interest as described above are prohibited. Each employee, officer and director should be careful to avoid a conflict of interest by avoiding actions or relationships that may make it difficult to perform Company work objectively and effectively or affect personal judgment regarding what is in the Company’s best interest.

Any individual who has any questions or concerns regarding this policy, or any specific situations, action or omissions which may relate to or be prohibited by this policy, is encouraged to discuss such questions or concerns with any of the following individuals: David M. Gernak, CFO; Michel Attias, CEO; and Director; and Dan Cwieka, President.

3.	Corporate Opportunity

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Each employee, officer and director is prohibited from:

•	taking for themselves personally opportunities that are discovered through the use of Company property, information or position;

•	using Company property, information or position for personal gain;

•	competing with the Company.

4.	Confidentiality

Employees, officers and directors should maintain the confidentiality of confidential and proprietary information entrusted to them by the Company and its guests and customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors of the Company, or harmful to the Company or its guests or customers if disclosed. Employees, officers and directors are encouraged to consult the Company’s CFO, CEO or Audit Committee members with any questions regarding whether a legal obligation to disclose confidential information exists. The obligation to maintain confidentiality extends indefinitely after a person’s association with the Company as an employee, officer and director has ended.

5.	Fair Dealings

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, unfair concealment, and abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Nothing contained in this paragraph shall in any way alter any existing legal rights and obligations of the Company or its employees, officers or directors. Nothing contained in this paragraph shall in any way prevent the Company’s officers, directors or employees from engaging in usual and customary ethical negotiation practices in their dealings with third parties.

6.	Protection and Proper Use of Company Assets

Company employees, officers and directors should protect the Company’s assets and ensure their efficient use. Each employee, officer and director should endeavor to prevent misuse, loss, damage, sabotage or theft of Company assets. All Company assets should be used for legitimate business purposes.

7.	Compliance with Laws, Rules and Regulations; Reporting Illegal or Unethical Behavior

The Company is committed to complying with all laws, rules and regulations applicable to it, including, but not limited to, those impacting: a) the obligation of the Company to present all financial information to the public in conformance with generally accepted accounting principles based upon information which accurately reflects all relevant facts; b) the prohibition against trading in securities of the Company by any individual who has material inside information until such information has been made public in an appropriate manner; and c) the prohibition against trading in the securities of the Company during established non-trading periods. Any action or omission by an employee, officer or director that results in a violation of any such laws, rules or regulations is a violation of this Code. It is the Company’s policy to proactively promote legal and ethical behavior by its employees, officers and directors. Employees, officers and directors are encouraged to talk to supervisors, managers or other appropriate personnel whenever in doubt about the best course of action in a particular situation. Additionally, employees, officers and directors should report violations of laws, rules, regulations or the Code to the CFO, CEO or Audit Committee members. It is the policy of the Company not to tolerate retaliation for reports made in good faith.

8.	Policies and Procedures for Interpretation and Enforcement of Code; Waivers

The Audit Committee is responsible for applying this Code to specific situations relating to violations of the Code by directors and executive officers and to specific situations relating to violations of the Code by other employees which have a material adverse effect on the Company’s overall operations or financial position. It is expected that, in most cases, Company management will handle violations of the Code by individuals other than directors or executive officers without the need to refer such violations to the Audit Committee for consideration. The Audit Committee has the authority to take any action it considers appropriate to investigate any violations reported by management and any other violations with which it becomes familiar. The following procedures will be followed by the Company in investigating such violations and enforcing this Code:

•	Violations or potential violations by directors or executive officers, and violations or potential violations by other employees which have a material adverse effect on the Company’s overall operations or financial position will be promptly reported by the CFO or CEO to the Audit Committee after appropriate investigation.

•	If the Audit Committee determines that a violation has occurred, it will inform the Board of Directors.

Upon being notified that a violation has occurred, the Board of Directors will take such disciplinary or preventive action as it deems appropriate, up to and including dismissal or, in the event of criminal or other serious violations of law, disclosure to the SEC as provided by SEC rules, or to other appropriate law enforcement authorities. The Board of Directors may issue waivers to this Code in such instances in which it deems waivers appropriate. Such waivers will, to the extent required, be timely disclosed as provided by SEC rules. In any matter not involving an executive officer or director of the Company, the Chief Executive Officer may issue waivers to this Code if he deems such waivers appropriate.

9.	Other Policies and Procedures

To the extent this Code conflicts with the Company’s Employee Handbook or other Company policies relating to conduct of Company employees, officers and directors, the provisions of this Code shall govern. The Company’s more detailed policies and procedures set forth in the Employee Handbook are separate requirements applying to those employees. This Code does not represent a contractual commitment by the Company to any employee and may be changed at any time.

10.	Amendment

This Code may be amended or modified by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereof, and the applicable rules of the National Association of Securities Dealers, Inc.